Exhibit 99.1

                   Pier 1 Imports, Inc. Reports April Sales;
                Provides Guidance for First Quarter Fiscal 2007;
               Retains JPMorgan for Strategic Alternatives Review

     FORT WORTH, Texas--(BUSINESS WIRE)--May 4, 2006--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the four-week period ended April 29, 2006 aggregated $111,550,000 a decrease of 8.7% from $122,218,000 last year, and comparable store sales declined 11.5%. Year-to-date sales for the two-month period amounted to $255,208,000, down 3.3% from $264,023,000 last year, and comparable store sales declined 6.5%.
     Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "Sales in April were disappointing. The slight improvement in customer traffic in late March did not continue into April. In May, Pier 1's new summer catalog will be distributed to approximately 12 million customers. Our television advertising includes new 30 and 15 second commercials that began airing this week. We plan to increase spending on advertising during May and June in an effort to increase traffic. We will also continue to carefully monitor inventory and cash. Over the next several months, we believe that the new merchandising and marketing strategies will begin to improve customer traffic and sales."
     The Company projects a loss from continuing operations per share in the first quarter of between $0.24 and $0.28 based on the de-leveraging of store occupancy and SG&A expenses due to weak sales, partially offset by slight improvements in merchandise margins. In addition, inventories are expected to be down 10% by the end of the first quarter versus a year ago. The Company plans to report May sales on June 1, 2006 and announce first quarter results on June 15, 2006.
     The Company also announced that it has retained JPMorgan to assist the Company in evaluating strategic alternatives in an effort to enhance shareholder value. JPMorgan will also advise management and the Board of Directors on a potential transaction to sell the Company's proprietary credit card business, a review of its store portfolio and the possible sale of other assets.
     The Company cautions that there can be no assurance that the exploration of strategic alternatives will result in a transaction. The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has made a decision regarding a specific transaction.

     Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-K. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
     Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States.


     CONTACT: Pier 1 Imports, Inc., Fort Worth
              Cary Turner, 817-252-8400